Exhibit 99.1




   News Release                    Buckeye Partners, L.P.
   NYSE: BPL                       5 Radnor Corp. Center-Suite 500
                                   100 Matsonford Road
                                   Radnor, PA 19087
                                   (800) 422-2825


   Contact:  Stephen R. Milbourne                              04-03
             Manager, Investor Relations
             smilbourne@buckeye.com

   BUCKEYE PARTNERS, L.P. REPORTS 2004 FIRST QUARTER RESULTS

   Emmaus, PA - April 30, 2004 . . . Buckeye Pipe Line Company, the general partner of Buckeye Partners, L.P. (the "Partnership"), today reported that the Partnership's net income for the first quarter of 2004 was $20.1 million, an increase of 20.4 percent from net income of $16.7 million in the 2003 period. On a per unit basis, net income was $0.69 during the first quarter of 2004 as compared with $0.60 last year and reflects the issuance of 1,750,000 LP units in a public offering in February 2003. Revenue in 2004 was $71.8 million compared with revenue of $65.8 million in 2003. Operating income in 2004 was $28.1 million compared with $24.8 million in 2003.

   Pipeline volume for the first quarter of 2004 was 1,165,000 barrels per day, a 4.0 percent increase over the first quarter of 2003. Increased first quarter 2004 revenue reflects increased pipeline transportation and terminal throughput volumes as well as expanded Gulf Coast operations. Costs and expenses for the first quarter 2004 were $43.7 million compared to $41.0 million for the first quarter 2003. First quarter 2004 operating costs increased compared to last year as a result of higher power costs related to additional pipeline volumes, additional costs associated with expanded Gulf Coast operations, and payroll as well as additional accruals related to benefit costs.

   The Board of Directors of Buckeye Pipe Line Company also declared a regular quarterly partnership cash distribution of $0.65 per unit payable May 28, 2004, to unitholders of record on May 5, 2004. This is the 69th consecutive quarterly cash distribution paid by the Partnership.

   "We are pleased to announce strong first quarter earnings," said W. H. Shea, Jr., President and Chief Executive Officer of the general partner. "The strength of our earnings in the first quarter was driven by healthy increases in revenues associated with both our pipeline and terminal operations. Increased revenues resulted from colder winter weather, temporary reductions in output at certain refineries in the Midwest due to maintenance activities, and strong organic growth in demand in certain of the markets served by the Partnership's pipelines and terminals. We look forward to continued progress throughout the balance of the year."

   The Partnership also noted that the previously announced sale of Glenmoor, Ltd., the parent of the Partnership's general partner, to a new entity formed by Carlyle/Riverstone Global Energy and Power Fund II, L.P., is expected to close in early May, 2004.

   Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreements with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com. Buckeye will host the 2004 first quarter conference call on Wednesday, May 5, at 11:00 a.m. Eastern Time. Interested parties may listen via the Internet, on either a live or replay basis at http://www.firstcallevents.com/service/ajwz405469259gf12.html. A replay will also be available from May 5, 2004 to May 11, 2004 by dialing (800) 642-1687 Code: 7039821.

                                   * * * * *

   This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are the demand for petroleum products in the market areas served by the Partnership, government regulation, adverse weather conditions, interest rates, liability for environmental claims, and general economic conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.


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                             BUCKEYE PARTNERS, L.P.
                          CONDENSED STATEMENT OF INCOME
                     (In Millions, Except Per Unit Amounts)


                                              Three Months
                                                 Ended
                                                March 31
                                              ------------
                                            2004      2003
                                            ----      ----

   Revenue                                $  71.8   $  65.8
                                          -------   -------

   Costs and Expenses
    Operating expenses                       34.4      31.6
    Depreciation and amortization             5.8       5.5
    General and administrative                3.5       3.9
                                          -------   -------
     Total costs and expenses                43.7      41.0
                                          -------   -------

   Operating Income                          28.1      24.8
                                         --------   -------

   Other income (expenses)
    Investment income                         1.4       0.5
    Interest and debt expense                (5.3)     (5.2)
    Minority interest and other              (4.1)     (3.4)
                                          -------   -------
     Total other income (expenses)           (8.0)     (8.1)
                                          -------   -------

   Net Income                             $  20.1   $  16.7
                                          =======   =======

   Net Income per unit                    $  0.69      0.60
                                          =======   =======

   Average Number of units                   29.0      27.8

   Pipeline Operating Data

   Volume (thousand barrels / day)        1,165.0   1,119.8

   Barrel-miles (billions)                   13.0      12.1

   Average tariff rate (cents / barrel)      55.3      53.2